Exhibit (p.3)

NEXTIER DISTRIBUTION, LLC

CODE OF ETHICS AND PERSONAL TRADING POLICY

Principal Office

5 W. Hargett Street, Suite 706

Raleigh, NC 27601

October 2025

Table of Contents

I.	Overview	1

II.	Definitions	1

III.	Standards of Conduct	4

IV.	Personal Trading Restrictions	6

V.	Pre-Clearance Requirements	6

VI.	Reporting Requirements	7

VII.	Compliance with the Code by Associated Persons	9

VIII.	Insider Trading and Protection of Non-Public Information	9

IX.	Record Keeping Requirements	10

X.	Reporting Violations	10

XI.	Sanctions	11

I.	OVERVIEW

The purpose of this Code of Ethics and Personal Trading Policy (“Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with FINRA Rules 2010 (“Standards of Commercial Honor and Principles”) and 3280 (“Private Securities Transactions of an Associated Person)1. This Code is adopted in conformity with these rules by NexTier Distribution, LLC (the “NexTier”).

The applicable provisions of this Code apply to all Associated Persons of NexTier.

Questions concerning this Code should be directed to the Chief Compliance Officer (“CCO”), or his/her designee, of the Funds or the applicable Company.

II.	DEFINITIONS

A.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are automatically made in (or from) Investment Accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

B.	“BasisCode” means a third-party vendor that NexTier utilizes to centralize, manage, and monitor its mandatory compliance activities under the Code, such as those pertaining to pre-clearance requests of securities transactions and for purposes of fulfilling periodic reporting requirements.

C.	“Beneficial ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is a beneficial owner for purposes of Section 16 of the 1934 Act. As a general matter, “beneficial ownership” will be attributed to an Associated Person in all instances where the person has or shares (i) the ability to purchase or sell the security; (ii) voting power; or (iii) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.

Beneficial ownership typically includes:

•	securities held in a person’s own name;
•	securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;
•	securities held by a bank or broker as nominee or custodian on such persons’ behalf or pledged as collateral for a loan;
•	securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter -in-law, brother-in-law, or sister-in-law, including adoptive relationships); and
•	securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

1 There is no general FINRA ethics rule; FINRA often cites FINRA Rule 2010 (Source: 2018 FINRA Annual Conference, Building and Maintaining an Ethical Culture, FINRA, at 5 (May 23, 2018),

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Any uncertainty as to whether an Associated Person beneficially owns a security should be brought to the attention of the CCO or his/her designee.

D.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

E.	“Exempt Transactions” are those security transactions that are exempt from reporting requirements. Exempt Transactions also include transactions in open-end mutual funds, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds, or transactions effected pursuant to an automatic investment plan as defined above.

F.	“Federal Securities Laws” means the Securities Act of 1933 (“1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

G.	“Investment Account” means any account in which securities transactions can be affected and in which the Associated Person has a beneficial ownership interest.

H.	“Investment Person” shall mean any employee, officer, or director who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities and any natural person who is a control person of NexTier who obtains information concerning such recommendations. Investment Person also includes any other person designated by the CCO.

I.	“Associated Person”, as set forth in FINRA Rule 1101 (“Definitions”) means: (1) a natural person registered under FINRA rules; or (2) a sole proprietor, or any partner, officer, director, branch manager of the Applicant, or any person occupying a similar status or performing similar functions; (3) any company, government or political subdivision or agency or instrumentality of a government controlled by or controlling the Applicant; (4) any employee of the Applicant, except any person whose functions are solely clerical or ministerial; (5) any person directly or indirectly controlling the Applicant whether or not such person is registered or exempt from registration under the FINRA By-Laws or FINRA rules; (6) any person engaged in investment banking or securities business controlled directly or indirectly by the Applicant whether such person is registered or exempt from registration under the FINRA

By-Laws or FINRA rules; or (7) any person who will be or is anticipated to be a person described in (1) through (6) above.

Accounts for which a relative in the same household as the Associated Person (or “Related Person”) maintains a beneficial ownership (or “Related Accounts”) are covered under this Code and, more specifically to all other applicable provisions hereunder.

Others: Other individual designated by the respective CCO or Funds CCO to be subject to this Code.

J.	Accounts for which a relative in the same household as the Associated Person (or “Related Person”) maintains a beneficial ownership (or “Related Accounts”) are covered under this Code and, more specifically to all other applicable provisions hereunder.

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K.	Others: Other individual designated by the respective CCO or Funds CCO to be subject to this Code.

L.	“Managed Account” means an Investment Account in which the Associated Person has no discretion over the specific securities purchased or sold within the Investment Account.

M.	“Pecuniary interest” has the same meaning as set forth in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

N.	“Private Placement” has the same meaning as “Limited Offering”; an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) of the 1933 Act or Rule 504, 505 or 506 under said Act.

O.	“Purchase or sale of a security” includes, among other things, the buying or writing of an option to purchase or sell a security.

P.	“Security” shall mean any security within the meaning of Section 2(a)(36) of the 1940 Act; any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Security shall also include shares of ETFs and other exchange-traded products and interests in collective trust funds and other pooled investment vehicles.

Security shall not include shares of registered open-end investment companies or ETFs, money market funds, direct obligations of the Government of the United States, high quality short-term debt instruments, bankers’ acceptances, bank certificates of deposit, repurchase agreements, commercial paper, physical commodities, currencies and currency forward contracts.

Q.	“Restricted Person” shall have the same meaning as FINRA Rule 5130 (“Restrictions on the Purchase and Sale of Initial Equity Public Offerings “) which, among other things, includes: Broker-Dealer Personnel, Beneficial Owners, Conduits (including certain banks, foreign banks, and investment advisers), Finders and Fiduciaries, Portfolio Managers, Persons Owning a Broker-Dealer

R.	“Private securities transaction" shall mean any securities transaction outside the regular course or scope of an associated person's employment with a member, including, though not limited to, new offerings of securities which are not registered with the Commission, provided however that transactions subject to the notification requirements of FINRA Rule 3210, transactions among immediate family members (as defined in FINRA Rule 5130), for which no associated person receives any selling compensation, and personal transactions in investment company and variable annuity securities, shall be excluded.

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III.	STANDARDS OF CONDUCT

A.	General Core Principles

The Advisers Act imposes a fiduciary duty on all investment advisers and this fiduciary duty compels all Associated Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code, and represents the expected basis of all dealings with the Advisers’ client(s).

In connection with these expectations, NexTier has established the following core principles of conduct. While the following principles are not all-encompassing, they are consistent with NexTier’s core belief that ethical conduct is premised on the fundamental concepts of openness, integrity, honesty and trust:

1.	The duty at all times to place the interests of clients above all others;

2.	The requirement that all Securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

3.	The requirement that diligence and care shall be taken in maintaining and protecting non-public information; and

4.	The fundamental standard that no person shall take inappropriate advantage of his/her position.

With respect to the Advisers, the following core principles also apply:

5.	The duty to provide investment advice that is in the best interest of the client.

6.	The duty to eliminate or make full and fair disclosure of all conflicts of interest relating to the advisory relationship.

B.	Personal Conduct

1.	Account Opening. In accordance with FINRA Rule 3210 (“Accounts At Other Broker-Dealers and Financial Institutions”), NexTier shall require Associated Persons under this Code of to obtain CCO approval.

2.	Gifts and Gratuities. In accordance with the fiduciary obligations of the Advisers, and in specific consideration of FINRA Rule 3210 (“Influencing or Rewarding Employees of Others”), this Code shall prohibit any Associated Person from giving or receiving from any person or entity that does business with the Companie(s) any gift, gratuity--which is inclusive of cash compensation, non-cash compensation and/ or other offering of more than de minimis value (less than $100) on an annual basis. Regarding the preceding, Associated Persons shall adhere to the provisions of NexTier’s policies and procedures in connection with FINRA Rule 3241 (“Investment Company Securities”) and FINRA Rule 3280 (“Private Securities Transactions of an Associated Person”) whereas it pertains to the receipt or bestowing of “selling compensation” as defined above. For additional information, refer to the Distributor’s Written Supervisory Procedures.

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3.	Entertainment. No Associated Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do investment related business with or on behalf of NexTier. Associated Persons may provide or accept an occasional business entertainment event, at a venue where business is typically discussed, such as dinner or a sporting event, of reasonable value, provided that the person or a representative of the entity providing the entertainment is present.

4.	Loans. In accordance with the fiduciary obligations of the Advisers and in specific consideration of FINRA Rule 3240 (“Borrowing from or Lending to Customers”), no Associated Person may borrow money from or lend money to any customer of such person.

5.	Serving in Fiduciary Position for Customer Accounts. In accordance with the fiduciary obligations of the Advisers and in specific consideration of FINRA Rule 3241 (“Registered Person Being Named a Customer’s Beneficiary or Holding a Position of Trust”), no Associated Person shall serve in fiduciary position for a customer account (whether the customer is a natural person or non-natural person), including, in the capacity of executor/executrix, power of attorney, guardian, conservator and/or similar position unless the respective CCO(s) furnish authorization in writing.

6.	Outside Board Service. In accordance with the fiduciary obligations of the Advisers and in specific consideration of FINRA Rule 3250, no Associated Person shall serve on the board of directors of either a public or private company without prior authorization from the CCO. The CCO will consider, among other items, whether the board service would be consistent with the interests of the Advisers’ clients or NexTier’s customers (as applicable). Note: Outside Board Service shall be reported exclusively through BasisCode.

7.	Outside Business Activities(“OBA”). In accordance with the Adviser’s duties under the Advisers Act and in accordance with FINRA Rule 3270 (“Outside Business Activities of Registered Persons”) any Associated Person wishing to engage in outside business activities shall obtain prior approval from the respective CCO and if requested, provide supplemental documentation (e.g. articles of incorporation), periodic reports (including brokerage statements for securities accounts held in the name of the OBA entity) to the CCO summarizing those outside activities. In evaluating the OBA, the CCO shall consider whether the proposed activity will: (1) interfere with or otherwise compromise the Associated Person's responsibilities to NexTier or clients/customers or (2) be viewed by clients/customers or the public as part of the business activities of NexTier based upon, among other factors, the nature of the proposed activity and the manner in which it will be offered. Based on the review of such factors, the CCO must evaluate the advisability of imposing specific conditions or limitations on a registered person's outside business activity, including where circumstances warrant, prohibiting the activity. Note: OBA shall be reported exclusively through BasisCode.

8.	Federal Securities Laws. Associated Persons are required to comply with Federal Securities Laws (as defined in Section II of this Code). Strict adherence to policies and procedures will assist such persons in complying with this important requirement.

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9.	Conflicts of Interest. A conflict of interest may arise when a Company’s or a Associated Person’s personal interests interfere, or appear to interfere, with the best interests of clients. Potential conflicts of interest should be brought to the attention of the CCO, who will determine whether further action is warranted (such as escalating to the Chief Executive Officer (“CEO”), implementing policy changes or addressing through disclosure). Actual or potential conflicts involving the CCO shall be brought to the attention of the CEO.

IV.	PERSONAL TRADING RESTRICTIONS

A.	Associated Persons may not purchase or sell securities other than:

1.	Securities held in the S&P 500 Index at the time of purchase or sale;
2.	Securities held in the Russell 2000 Index at the time of purchase or sale;
3.	Private placements;
4.	Fixed Income Securities;
5.	Options on securities held in the S&P 500 Index at the time of purchase or sale;
6.	Options on securities held in the Russell 2000 Index at the time of purchase or sale;
7.	Options on broad based indices;
8.	Closed-end investment companies;
9.	Other exchange-traded collective investment vehicles approved by the CCO upon consultation with legal counsel (“ETVs”); and
10.	Exempt Transactions.

B.	Transactions in S&P 500 Index securities, Russell 2000 Index securities, private placements, fixed income securities, options on securities held in the S&P 500 Index and options on securities held in the Russell 2000 Index require pre-clearance (see Section V) and reporting (see Section VI). Transactions in ETVs require pre-clearance prior to initial purchase. Subsequent purchases and sales of previously cleared ETVs do not require additional pre-clearance. Closed-end investment companies and ETFs do not require pre-clearance. Private placements require pre-clearance.

C.	Associated Persons may not transact in initial public offerings.

D.	Associated Persons may beneficially own a Managed Account which invests in any investment style, provided the Associated Person does not have investment discretion in the account (see definition of Managed Account in Section II). Transactions in Managed Accounts do not require pre-clearance, provided the Associated Person has no discretion over the specific securities purchased or sold within the Investment Account. Transactions in Managed Accounts are subject to the reporting requirements in Section VI.

V.	PRE-CLEARANCE REQUIREMENTS

A.	Associated Persons are required to obtain approval from the CCO, or his/her designee, prior to purchasing, selling or gifting any Security, unless the Security is exempt from pre-clearance as set forth in Section V.D, below. Pre-clearance requests by the CCO of a Company will be pre-cleared by the CEO or CFO. When making the determination to approve a personal trading request, the CCO or designee will consider, among other items, that the proposed transaction is:

1.	In compliance with Section IV requirements and restrictions;

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2.	Not potentially harmful to client accounts;
3.	Unlikely to affect the market in which the proposed Security is traded; and
4.	Not based on material, non-public information.

B.	For all Securities transactions requiring pre-clearance, Associated Persons are required to submit a pre-clearance request through BasisCode and receive an approval from the CCO, or his/her designee, before purchasing, selling, or gifting any Security.

C.	Once approved, the pre-clearance authorization is effective for three trading days. The three day trading period begins on the day the pre-clearance request is approved. Failure to execute the transaction will void the pre-clearance approval, requiring resubmission of the pre-clearance request. Authorizations for private placement transactions shall be effective for such time period as is necessary for the Associated Person to effect the purchase or sale and as approved by the CCO on the pre-clearance request.

D.	Pre-clearance is not required for transactions in the following Securities:

1.	Shares of registered open-end investment companies;
2.	Shares of closed-end funds;
3.	ETFs;
4.	Options on broad based indices or ETFs;
5.	Unit investment trusts;
6.	Securities issued by the United States Government;
7.	Short-term debt securities that are “government securities” within the meaning of Section 2(a)(16) of the 1940 Act;
8.	Bankers’ acceptances;
9.	Bank certificates of deposit;
10.	Repurchase agreements;
11.	Shares of money market funds; and
12.	Commercial paper.

E.	The CCO may also approve pre-clearance requests for securities not listed in Section IV after giving consideration to the factors listed in Section V.A. 2 through 4.

F.	Associated Persons are required to obtain approval from the CCO, or his/her designee, prior to opening an Investment Account, or upon the creation of a beneficial ownership interest in an Investment Account. Associated Persons are required to request approval through BasisCode. Approval of Investment Accounts where an electronic feed into BasisCode is not available is on a case-by-case basis at the discretion of the CCO, or his/her designee. Pre-clearance requests by the CCO of a Company will be pre-cleared by the CEO.

VI.	REPORTING REQUIREMENTS

A.	Quarterly Reports. Within 30 calendar days following the end of each calendar quarter, each Associated Person shall submit to the CCO for review a quarterly report via Basis Code reflecting all Securities transactions (including transactions in Managed Accounts and any gifted Securities) that took place during that quarter in which such person had a direct or indirect beneficial ownership interest. The CEO will review the CCO’s report. Associated Persons are not required to report Exempt Transactions as defined in the Code (see Section II). If an Associated Person effected no Securities transactions in a quarter, s/he shall complete the report and indicate that no transactions occurred for that quarter. Account statements may be attached to this report rather than listing each transaction on the form so long as the statements contain all the required information, as described below. If the CCO has received a duplicate account statement then the Associated Person may indicate that on the form.

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Information to be included on this quarterly transaction report is as follows:

•	Trade Date
•	Security Name and Type of Security
•	Ticker Symbol, CUSIP number
•	Number of Shares or Par
•	Interest Rate and Maturity
•	Type of Transaction (Purchase, Sale or Other)
•	Price
•	Principal Amount
•	Broker Name
•	Account Number
•	Date of Report

B.	Initial Portfolio Holdings Report. New Associated Persons are required to provide a report of all Securities holdings to the CCO for review within 10 days of becoming an Associated Person. The report will be submitted through BasisCode and must be current as of a date not more than 45 days prior to the individual becoming an Associated Person. Account statements may be attached to this report rather than listing each holding on the form so long as the statements contain all the required information, as described below.

Information to be included in this report is as follows:

•	Account Number
•	Security Name and Type of Security
•	Ticker Symbol or CUSIP number
•	Number of Shares or Par
•	Principal Amount
•	Broker or Bank Name
•	Date of the Report

C.	Annual Portfolio Holdings Report. All Associated Persons are required to provide a report of all Securities holdings to the CCO for review. The annual portfolio holdings report must be completed via BasisCode. The report shall be submitted by July 30. Securities holdings reflected in the report shall be current as of a date not more than 45 days before the annual report is submitted. Account statements may be attached to this report rather than listing each holding on the form so long as the statements contain all the required information, as described below. If the CCO has received a duplicate account statement then the Associated Person may indicate that on the form.

Information to be included in this report is as follows:

•	Account Number
•	Security Name and Type of Security
•	Ticker Symbol or CUSIP number

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•	Number of Shares or Par
•	Principal Amount
•	Broker or Bank Name
•	Date of the Report

D.	Duplicate Periodic Statements. Associated Persons are required to arrange for duplicate copies of periodic statements of his or her Investment Accounts, to be sent to the CCO, or his/her designee. In cases where the Associated Person is unable to arrange for duplicate copies to be sent to the CCO directly, the Associated Person should attach a copy of such statement to the quarterly and annual reports. This requirement applies to any Investment Account over which the Associated Person has direct or indirect beneficial ownership interest.

VII.	COMPLIANCE WITH THE CODE BY ASSOCIATED PERSONS

A.	All Associated Persons shall certify, upon becoming an Associated Person and annually thereafter, that they have read, understand and agree to comply with the Code. Associated Persons shall complete the annual certification via BasisCode.

VIII.	INSIDER TRADING AND PROTECTION OF NON-PUBLIC INFORMATION

A.	Policy Statement. It is against the law and the policies of NexTier for any person subject to this Code to trade any Security, either for a personal account or on behalf of a client or others, (i) while aware of material, non-public (“inside”) information relating to the Security or the issuer and (ii) in breach of a duty of trust or confidence owed directly or indirectly to the issuer of that Security or its shareholders or to any other person who is the source of inside information. It may also be illegal, and it is a violation of the policies of NexTier, to communicate inside information to someone else in breach of a duty of trust or confidence (known as “tipping”).

B.	Material Information. Material information is information that a reasonable investor would consider important in making his or her investment decision about an issuer or a Security. Generally, this is information the disclosure of which would have an effect on the price of the Securities. Examples of material information include earnings estimates or revisions to previously published estimates, merger or other significant transaction proposals, significant new products or technological discoveries, litigation, extraordinary management developments and impending financial or liquidity problems. Information to be included in reports in the financial press may also be material prior to publication.

C.	Non-Public Information. Information is “non-public” or “inside information” until it has been effectively communicated to the marketplace. For information to be considered public, one must be able to point to some fact to show information is generally public. For example, information found in a report filed with the U.S. Securities and Exchange Commission, or appearing on the internet, or in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

D.	Duty of Trust or Confidence. In addition to the sort of “insider” relationships such as acting as a director or adviser to the issuer that impose this obligation, a “duty of trust or confidence” also exists in other circumstances such as the following: (i) whenever a person agrees to maintain information in confidence; (ii) whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and (iii) whenever the person communicating the inside information and the person to whom it is communicated have a practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.

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E.	Protection of Non-Public Information. Associated Persons must maintain and protect non-public, confidential information of clients in accordance with NexTier’s privacy policy. Associated Persons may not disclose material, non-public information to third parties, except as part of their duties as an officer or director of NexTier.

F.	Penalties. Insider trading or improperly communicating inside information to others may result in severe penalties, including large personal fines and/or imprisonment. In addition, such actions may expose NexTier to fines as well as serious legal and regulatory sanctions. Any violation of this policy statement can be expected to result in serious sanctions by NexTier, including dismissal of the persons involved.

IX.	RECORD KEEPING REQUIREMENTS

The following records will be kept in accordance with this Code on behalf of NexTier and in accordance with recordkeeping requirements under FINRA rules:

•	Current and historic copies of this Code;
•	Written acknowledgements of receipt of this Code;
•	Historic listings of persons subject to this Code;
•	Violations of the Code, and records of action taken as a result of the violations;
•	All personal transactions and holdings reports made by Associated Persons and/or copies of Investment Account confirmations and statements and a record of the persons who are or were responsible for reviewing these reports;
•	All pre-clearance requests and approvals/disapprovals of Security trading by Associated Persons, including documentation of the reasons for the approval/disapproval; and
•	A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of private placements.

The records must be maintained for required time periods, and kept in an easily accessible place for certain of such time periods, as provided in FINRA Rule 4510 (“Books and Records Requirements”).

X.	REPORTING VIOLATIONS

All Associated Persons are required to report promptly any violation of this Code (including any discovery of any violation committed by another Associated Persons) to the CCO. Examples of items that should be reported include, but are not limited to: noncompliance with Federal Securities Laws, conduct that is harmful to clients, and purchasing or selling Securities contrary to the Code.

All such persons are encouraged to report any violations or perceived violations; as such good faith reports will not be viewed negatively by NexTier’s management, even if the reported matter, upon investigation, is not determined to be a violation of the Code.

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XI.	SANCTIONS

Upon discovery of a violation of these policies, the CEO, with input from the CCO, may impose such sanctions as deemed appropriate, including, among other sanctions, a verbal warning, a letter of censure or suspension, or termination of the employment or other position of the violator. The CEO and the CCO will make the appropriate determination after taking into consideration all relevant facts and circumstances including the nature and seriousness of the violation and to what extent the violation reflects a willful disregard of the Associated Person’s responsibilities regarding these policies and the Associated Person’s past history of compliance or non-compliance with these policies.

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